UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒      Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

GRAFTECH INTERNATIONAL LTD.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On April 17, 2024, GrafTech International Ltd. issued the following investor presentation.

Investor Presentation April 2024 NYSE: EAF www.graftech.com

Forward-Looking Statements CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This presentation and related discussions may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current views with respect to, among other things, financial projections, plans and objectives of management for future operations, and future economic performance. Examples of forward-looking statements include, among others, statements we make regarding future estimated volume, pricing and revenue, anticipated levels of capital expenditures and cost of goods sold, anticipated reduction in our costs resulting from our cost rationalization initiatives and one-time costs of implementation, and guidance relating to adjusted EBITDA and free cash flow. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “foresee,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident,” or the negative versions of those words or other comparable words. Any forward-looking statements contained in this presentation are based upon our historical performance and on our current plans, estimates and expectations considering information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. These forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to: our dependence on the global steel industry generally and the electric arc furnace steel industry in particular; the cyclical nature of our business and the selling prices of our products, which may continue to decline in the future, and may lead to periods of reduced profitability and net losses or adversely impact liquidity; the sensitivity of our business and operating results to economic conditions, including any recession, and the possibility others may not be able to fulfill their obligations to us in a timely fashion or at all; the possibility that we may be unable to implement our business strategies in an effective manner; the possibility that global graphite electrode overcapacity may adversely affect graphite electrode prices; the competitiveness of the graphite electrode industry; our dependence on the supply of raw materials, including decant oil and petroleum needle coke, and disruptions in supply chains for these materials; our primary reliance on one facility in Monterrey, Mexico for the manufacturing of connecting pins; the availability and cost of electric power and natural gas, particularly in Europe; our manufacturing operations are subject to hazards; the legal, compliance, economic, social and political risks associated with our substantial operations in multiple countries; the possibility that fluctuation of foreign currency exchange rates could materially harm our financial results; the possibility that our results of operations could further deteriorate if our manufacturing operations were substantially disrupted for an extended period, including as a result of equipment failure, climate change, regulatory issues, natural disasters, public health crises, such as a global pandemic, political crises or other catastrophic events; the risks and uncertainties associated with litigation, arbitration, and like disputes, including disputes related to contractual commitments; our dependence on third parties for certain construction, maintenance, engineering, transportation, warehousing and logistics services; the possibility that we are subject to information technology systems failures, cybersecurity attacks, network disruptions and breaches of data security; the possibility that we are unable to recruit or retain key management and plant operating personnel or successfully negotiate with the representatives of our employees, including labor unions; the sensitivity of long-lived assets on our balance sheet to changes in the market; our dependence on protecting our intellectual property and the possibility that third parties may claim that our products or processes infringe their intellectual property rights; the impact of inflation and our ability to mitigate the effect on our costs; the impact of macroeconomic and geopolitical events on our business, results of operations, financial condition and cash flows, and the disruptions and inefficiencies in our supply chain that may occur as a result of such events; the possibility that our indebtedness could limit our financial and operating activities or that our cash flows may not be sufficient to service our indebtedness; recent increases in benchmark interest rates and the fact that any future borrowings may subject us to interest rate risk; the possibility that disruptions in or our ability to access the capital and credit markets could adversely affect our results of operations, cash flows and financial condition, or those of our customers and suppliers; the possibility that restrictive covenants in our financing agreements could restrict or limit our operations; changes in, or more stringent enforcement of, health, safety and environmental regulations applicable to our manufacturing operations and facilities; the possibility that the cash dividends on our common stock, which are currently suspended, will remain suspended and we may not pay cash dividends on our common stock in the future; and the proxy contest by Nilesh Undavia and its outcome. These factors should not be construed as exhaustive and should be read in conjunction with the Risk Factors and other cautionary statements that are included in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (“SEC”). The forward-looking statements made in this presentation relate only to events as of the date on which the statements are made. Except as required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this presentation that could cause actual results to differ before making an investment decision to purchase our common stock. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

The Board’s culture is one that is eager and open to hearing stockholder views and to adding new voices to the Board The Board is refreshed, with 75% of the current members added in the past 2.5 years Yet, the Board remains open to adding prospective members that could add value and demonstrate the ability to serve as a trusted fiduciary With those criteria, the Board completed a thorough and open-minded vetting of Mr. Undavia’s candidacy The Board Serves as a Fiduciary for All Stockholders The Board and the management team have taken decisive action in response to the cyclical downturn Executing a set of initiatives that are expected to enable GrafTech to navigate the current headwinds while preserving our ability to capitalize on long-term growth opportunities Rationalized GrafTech’s operational footprint to align production with market demand Reduced overhead structure and related expenses, expected to result in $10 million in savings Proactively managed working capital levels and capital expenditures to preserve the Company’s overall liquidity position GrafTech has a newly constituted Board and is focused on delivering value for all stockholders Active management of the Company’s balance sheet via the reduction of debt and extension of debt maturities Pursuing value-creating opportunities in the development of a Western electric vehicle (“EV”) battery supply chain Taking actions to enhance our customer value proposition and to further differentiate ourselves from our competition, while working to restore customer relationships Strengthening the Board’s corporate governance practices driving further stockholder alignment The Board has nominated two highly experienced and qualified nominees, consistent with the Board’s objective to have a diversity of complementary skills and opinions Board-recommended nominee, Mr. Anthony Taccone, brings 35+ years of deep knowledge of the global steel industry, with an intimate understanding of our customers Board-recommended nominee, Ms. Debra Fine, brings 30+ years of deep knowledge of capital markets, including over two decades of investing in the steel industry, and 20+ years of executive leadership experience as a CEO Collectively, the GrafTech Board is highly engaged and possesses a diverse background of relevant and necessary skills needed to guide GrafTech into the future

The Board Concluded Mr. Undavia Does Not Possess the Qualities Necessary To Be a Trusted Fiduciary of a Public Company Mr. Undavia was not forthright in his dealings with the Board which raised concerns about his credibility and trustworthiness Mr. Undavia showed a lack of sound judgment which undermined his claim that he would be helpful in identifying CEO candidates Mr. Undavia demonstrated poor attention to detail, lack of thoroughness and lack of basic understanding regarding simple but important facts Mr. Undavia’s diligence questionnaire was incomplete as it omitted his sister, an immediate family member, that had been convicted of federal felony fraud When confronted with this omission, Mr. Undavia contested the definition of “immediate family,” although it was clearly defined in the document We believe his response indicates either a lack of comprehension or, more concerning, a desire to be less than transparent Mr. Undavia demonstrated abject failure to perform basic due diligence on his proposed co-nominee In the course of GrafTech’s due diligence, a background check of this co-nominee identified bankruptcy filings and dozens of lawsuits where she was the defendant When informed of these facts by GrafTech, Mr. Undavia, was surprised and agreed she could not serve as a fiduciary and quickly withdrew her candidacy Mr. Undavia initially proposed a slate of five candidates when our by-laws clearly stated that only two could stand for election Mr. Undavia submitted multiple incorrect filings throughout this process, demonstrating either a disregard for or a lack of understanding of rules, procedures and requirements Mr. Undavia’s filings have been rash and fraught with baseless assertions about the Board and GrafTech’s management team Mr. Undavia’s skills and experience were significantly lacking in key areas when compared to the Board-recommended nominees Mr. Undavia has no public board experience Mr. Undavia has no corporate governance experience Mr. Undavia’s skillsets in limited areas are not additive to the Board Mr. Undavia has limited direct sector experience Mr. Undavia has no executive level management experience

Mr. Undavia’s Filings Have Been Fraught with Baseless Assertions about the Board and Management Team Mr. Undavia’s Baseless Assertions Correcting the Record GrafTech’s Board and management team lack stockholder alignment and rewarded themselves for destroying value The actions of GrafTech’s Board and management team have driven stockholder value destruction and Mr. Undavia has a plan for creating stockholder value The Board recently increased the requirements under the existing stock ownership policy, which has been benchmarked to align with peers Commensurate with stockholder alignment, the majority of director compensation has been taken in the form of shares Even with the increase in compensation to which Mr. Undavia refers, the Board’s compensation remained in the bottom quartile of our peer group at a time when Board engagement is higher than ever The newly constituted Board has implemented compensation practices for senior management that have been benchmarked with peers and aligned with company objectives, including the use of performance stock units All of these actions reinforce the Board’s commitment to alignment with stockholder interests The newly constituted Board has effectuated a long-term strategy that: Includes a campaign to restore customer relationships and enhance our customer value proposition Commenced a strategic review centered around pursuing opportunities in the battery anode space The newly constituted Board has been swift and decisive in taking actions in response to the cyclical downturn, including: Optimizing our manufacturing footprint and the implementation of additional cost control measures Proactively managing the balance sheet and extending debt maturities to 2028 The Board is highly engaged, working with management to implement these actions, as evidenced by 31 board and committee meetings in 2023 and numerous additional interactions Mr. Undavia has not provided any new or differentiated views with respect to GrafTech’s strategy 1 2 p. 8-14 p. 15-16

Mr. Undavia's Filings Have Been Fraught with Baseless Assertions about the Board and Management Team (cont.)

Mr. Undavia's Baseless Assertions		Correcting the Record
3 *p. 17-19*	GrafTech's Board is lacking key skills and experience	• GrafTech's Board is experienced, highly engaged, refreshed and majority independent • The Board has a diversity of complementary skills and opinions • Collectively, members possess deep experience in key areas such as the steel industry, executive management, strategic planning, commercial operations, corporate governance, and capital markets • Board-recommended nominee, Mr. Taccone, brings 35+ years of deep knowledge of the global steel industry, with an intimate understanding of our customers • Board-recommended nominee, Ms. Fine, brings 30+ years of deep knowledge of capital markets, including over two decades of investing in the steel industry, and 20+ years of executive leadership experience as a CEO • **In comparison, Mr. Undavia's skillsets are significantly lacking**
4 *p. 20-22*	GrafTech is a company beset with high Board and CEO turnover and took too long to find a CEO; then made a questionable appointment	• Post Brookfield's controlling interest, the Board is refreshed, with 75% of the current members added in the past 2.5 years • Brookfield appointed CEO retired after 4 years of service and subsequent CEO resigned due to a family matter • In response, the Board worked with a leading executive search firm to conduct the most recent global search and thoroughly evaluated and interviewed six external candidates in addition to Mr. Flanagan • The Board's primary focus was to ensure that the right candidate was selected, not to drive the process to the most expeditious end • The Board determined that Mr. Flanagan, with his strong senior leadership and 13+ years of steel industry experience, was the right individual to lead GrafTech forward • **In contrast, Mr. Undavia failed to demonstrate the ability to properly source even a single credible recommendation despite his purported business successes, relationships and contacts**

GrafTech International

6

Mr. Undavia's Filings Have Been Fraught with Baseless Assertions about the Board and Management Team (cont.)

Mr. Undavia's Baseless Assertions		Correcting the Record
5 *p. 23-24*	GrafTech has not developed a strategy to repair customer relationships	• The Board and management have implemented a deliberate campaign to restore customer relationships and reinforce the importance of the partnership we have with valued customers • Year-to-date, our executive management team, including our CEO, has conducted meetings with customers representing >75% of our electrode sales volume in the Americas • We are also enhancing our customer value proposition to further differentiate GrafTech from our competitors • **Conversely, Mr. Undavia has offered no credible commercial strategy suggestions**
6 *p. 25-26*	GrafTech mismanaged environmental risk related to its Monterrey facility	• The Board and management team's immediate response resulted in production resuming at the Monterrey facility within 60 days following the temporary suspension that occurred in September 2022 • Engaged with stakeholders to address restart conditions • Effectively implemented a pin supply risk mitigation strategy • Obtained new operating license
7 *p. 27-28*	Mr. Undavia's skillsets would be additive to GrafTech's Board, yet GrafTech was dismissive of his candidacy	• Due to Mr. Undavia's lack of honesty and attention to detail during the nomination process, the Board concluded Mr. Undavia does not possess the qualities necessary to be a trusted fiduciary of a public company • Mr. Undavia has limited direct sector experience, no executive level management experience, no public board experience and no corporate governance experience • Among other considerations, Mr. Undavia was not forthright in his dealings with the Board, which raised concerns about his credibility and trustworthiness

GrafTech International

7

Mr. Undavia’s Filings Have Been Fraught with Baseless Assertions about the Board and Management Team Mr. Undavia’s Baseless Assertions Correcting the Record The actions of GrafTech’s Board and management team have driven stockholder value destruction and Mr. Undavia has a plan for creating stockholder value The newly constituted Board has effectuated a long-term strategy that: Includes a campaign to restore customer relationships and enhance our customer value proposition Commenced a strategic review centered around pursuing opportunities in the battery anode space The newly constituted Board has been swift and decisive in taking actions in response to the cyclical downturn, including: Optimizing our manufacturing footprint and the implementation of additional cost control measures Proactively managing the balance sheet and extending debt maturities to 2028 The Board is highly engaged, working with management to implement these actions, as evidenced by 31 board and committee meetings in 2023 and numerous additional interactions Mr. Undavia has not provided any new or differentiated views with respect to GrafTech’s strategy 1 p. 8-14

GrafTech Has Been Transparent in Acknowledging Results Have Fallen Short of Expectations and Underlying Drivers

1

We operate in a highly cyclical industry and are in a challenging part of the cycle. Beginning with the Russian invasion of Ukraine, we've experienced end market disruption and significant raw material and energy inflation. Compounded by GrafTech-specific headwinds, including the sell-down of shares by Brookfield and the Monterrey suspension, all of which have combined to pressure the stock price.



COVID-19 Pandemic
Brookfield Ownership Falls Below 30%
Ukraine Invasion
Monterrey Suspension
Brookfield Final Share Distribution
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$-
12/31/2019
3/31/2020
6/30/2020
9/30/2020
12/31/2020
3/31/2021
6/30/2021
9/30/2021
12/31/2021
3/31/2022
6/30/2022
9/30/2022
12/31/2022
3/31/2023
6/30/2023
9/30/2023
12/31/2023
3/28/2024

GrafTech Stock Price Performance

In light of these challenges, the Board and management team have taken and expect to continue to take decisive actions to navigate these headwinds and increase stockholder value.

GRAFTech International

9

Executing Initiatives That Are Expected To Enable GrafTech To Navigate the Current Headwinds Specific to 2023, GrafTech’s Board and Management Team: Reduced costs, resulting in a 10% decline in our period costs Adjusted working capital levels, resulting in a more than $100 million reduction in inventory levels and positive free cash flow for the year Refinanced our term loan due in February 2025 proactively, thereby extending our remaining debt maturities to December 2028 Advanced our capabilities to participate in the establishment of the Western supply chain for anode materials 1

Executing Initiatives That Are Expected to Enable GrafTech To Navigate the Current Headwinds (cont.) In February 2024, announced further measures to optimize our manufacturing footprint and reduce costs: Expected to generate $15 million in annualized fixed cost savings Reducing our overhead structure Indefinitely idling certain other production assets Operating our remaining facilities at reduced levels Expected to generate $10 million in selling and administrative expense savings Results in a proactive 12% reduction in our production capacity in response to weak market conditions Supports further management of working capital levels Expected to result in a more than 25% reduction in spending levels compared to 2023 Indefinitely suspend most production activities at our St. Marys facility Reduce our overhead structure Indefinitely idle certain other production assets Operate our remaining facilities at reduced levels Reduce our anticipated 2024 capital expenditures “Management was transparent about the various challenges clouding 2024, namely weak demand and competitive pressures. Ultimately, we feel the team is taking prudent actions to reduce costs within its control while positioning the business for an eventual inflection in fundamentals.” ~ JP Morgan, 2/16/2024 1

Our Initiatives Preserve GrafTech’s Ability To Capitalize on Long-Term Growth Opportunities Graphite Electrodes Long-term Opportunity/Industry Tailwind Shift to electric arc furnace (“EAF”) steelmaking expected to continue driven by decarbonization efforts Graphite electrode demand growth anticipated driven by this ongoing transition GrafTech’s Unique Capabilities/Competitive Advantages Some of the highest capacity facilities in the world Global footprint enables flexibility to target regions where demand is strongest Substantially vertically integrated into petroleum needle coke GrafTech’s Actions and Initiatives Optimizing manufacturing footprint and reducing costs while preserving ability to capitalize on market recovery Increasing customer engagement Enhancing our customer value proposition including expanding our presence in super-sized electrodes 1

Our Initiatives Preserve GrafTech's Ability To Capitalize on Long-Term Growth Opportunities (cont.)

1

Anode Materials

- **Long-term Opportunity/Industry Tailwind**
  - Needle coke demand expected to accelerate driven by its use in the growing EV market
  - Graphitization capacity and know how is required to convert needle coke to synthetic graphite
- **GrafTech's Unique Capabilities/Competitive Advantages**
  - One of only two Western manufacturers of petroleum needle coke
  - One of the largest Western operators of graphitization capacity
  - Flexibility to adjust product mix between electrodes and anode material depending upon market factors and considering return on assets
- **GrafTech's Actions and Initiatives**
  - Filed a permit application to significantly expand production capacity at Seadrift, our petroleum needle coke facility
  - Testing needle coke with battery anode material producers
  - Conducting pilot tests on graphitization capabilities in multiple locations





GRAFTech International

13

1 Mr. Undavia Has Not Provided Any New or Differentiated Views with Respect To GrafTech's Strategy

	Mr. Undavia's Plan to "Revive GrafTech"	GrafTech's Response
#1	Focus on repairing customer relationships	• The Board and management have implemented a deliberate campaign to restore customer relationships and reinforce the importance of the partnership we have with our valued customers • Conversely, Mr. Undavia has offered no specific/credible commercial strategy suggestions
#2	Reexamine the culture ensuring that there is a more cohesive strategy in place along with better accountability and transparency	• The newly constituted Board has effectuated a long-term strategy to restore customer relationships, enhance our customer value proposition and pursue long-term opportunities in the EV space • On accountability, the Board exercised its negative discretion to reduce the payout of management's 2023 short-term incentive compensation below the achieved target level
#3	Better align executive compensation to regain market leadership ➢ Introduce market share and capacity utilization as additional KPIs for compensation	• The newly constituted Board has implemented compensation practices for senior management that have been benchmarked against our peers and are aligned with stockholder interests • Pursuing increased "market share" in a weak demand environment, at the expense of margins, is not an effective commercial strategy nor in the best interest of stockholders
#4	Be operationally prepared for upturn in demand	• The Board and management implemented initiatives that will enable GrafTech to both navigate current headwinds and preserve our ability to capitalize on long-term growth opportunities • Implemented a maintenance and capital expenditure plan to ensure assets remain in a "ready" state, with a focus on our most efficient assets
#5	Run European plants at higher utilization and try to sell capacity into new and existing markets in Asia	• Mr. Undavia's suggestion does not reflect realities of the current commercial environment • Increasing supply in a weak demand environment is not an effective commercial strategy
#6	Be aggressive about capturing graphite opportunities for EVs	• The Board and management commenced a strategic review centered around opportunities in the battery anode space and are aggressively pursuing such opportunities
#7	Considering the decline in revenue, reexamine/refocus SGA spending to determine if the $10 million in reduced costs are appropriate	• With the anticipated reduction in selling and administrative expenses, this will bring spending back to 2019 levels despite the impact of significant inflationary pressures in recent years

14

Mr. Undavia’s Filings Have Been Fraught with Baseless Assertions about the Board and Management Team Mr. Undavia’s Baseless Assertions Correcting the Record GrafTech’s Board and management team lack stockholder alignment and rewarded themselves for destroying value The Board recently increased the requirements under the existing stock ownership policy, which has been benchmarked to align with peers Commensurate with stockholder alignment, the majority of director compensation has been taken in the form of shares Even with the increase in compensation to which Mr. Undavia refers, the Board’s compensation remained in the bottom quartile of our peer group at a time when Board engagement is higher than ever The newly constituted Board has implemented compensation practices for senior management that have been benchmarked with peers and aligned with company objectives, including the use of performance stock units All of these actions reinforce the Board’s commitment to alignment with stockholder interests 2 p. 15-16

The GrafTech Board Is Aligned with Stockholder Interests and Committed To Its Fiduciary Duties The Board maintains a stock ownership policy that has been benchmarked to align with peers In 2022, the Board increased the share ownership requirement by 33% to a minimum of $600,000 of GrafTech stock by December 1, 2027 All six independent directors are expected to be in compliance with the policy Commensurate with the Board’s objective of stockholder alignment, the majority of their compensation is taken in the form of shares Collectively, the six independent directors have received almost two-thirds of their compensation in equity since joining the Board This percentage increased to 72% for the directors, collectively, in 2023 Ms. Fine has deferred ~$430,000 of her director compensation to shares since joining the Board Mr. Taccone has deferred ~$620,000 of his director compensation to shares since joining the Board and purchased an additional ~$110,000 of shares in the open market The Board is not overcompensated Even with the increase in compensation to which Mr. Undavia refers, the Board’s compensation remained in the bottom quartile of our peer group at a time when Board engagement is higher than ever With the decrease in the size of the Board, total Board compensation declined in 2023 compared to 2022 Likewise, the newly constituted Board has implemented compensation practices for senior management that have been benchmarked and aligned with our peer group and stockholder interests In 2023, the Board implemented minimum share ownership requirements for management Management long-term incentives have been modified to now include a significant portion from performance stock units that vest based on stock performance compared to a peer group To reflect business performance, the Board exercised its negative discretion to reduce the payout of management’s 2023 short-term incentive compensation below the achieved target level These actions reinforce the Board’s commitment to alignment with stockholder interests. 2

Mr. Undavia’s Filings Have Been Fraught with Baseless Assertions about the Board and Management Team Mr. Undavia’s Baseless Assertions Correcting the Record 3 p. 17-19 GrafTech’s Board is lacking key skills and experience GrafTech’s Board is experienced, highly engaged, refreshed and majority independent The Board has a diversity of complementary skills and opinions Collectively, members possess deep experience in key areas such as the steel industry, executive management, strategic planning, commercial operations, corporate governance, and capital markets Board-recommended nominee, Mr. Taccone, brings 35+ years of deep knowledge of the global steel industry, with an intimate understanding of our customers Board-recommended nominee, Ms. Fine, brings 30+ years of deep knowledge of capital markets, including over two decades of investing in the steel industry, and 20+ years of executive leadership experience as a CEO In comparison, Mr. Undavia’s skillsets are significantly lacking

3 GrafTech's Board Is Experienced, Highly Engaged, Refreshed and Majority Independent



Anthony R. Taccone
Founding Partner and Co-Owner, First River LLC

Director since 2018 IND



Henry R. Keizer
Chairman, GrafTech International Ltd. and
Former Deputy Chairman and Chief Operating Officer, KPMG

Director since 2021 IND



Diego Donoso
Former President of Packaging and Specialty Plastics, Dow Inc.

Director since 2023 IND



Michel J. Dumas
Former Executive Vice President, Finance, and Chief Financial Officer, Tembec Inc.

Director since 2018 IND



Debra Fine
Chair and Founder, Fine Capital Partners

Director since 2021 IND



Timothy K. Flanagan
Chief Executive Officer and President, GrafTech International Ltd.

Director since 2024



Jean-Marc Germain
Chief Executive Officer, Constellium SE

Director since 2022 IND



Marcel Kessler
Former Chief Executive Officer and President, GrafTech International Ltd.

Director since 2022

An Experienced Board

- Steel industry
- Executive management
- Strategic planning
- Commercial operations
- Corporate governance
- Capital markets

An Engaged Board

- 11 board meetings in 2023
- 20 committee meetings in 2023
- 99% attendance rate in 2023*

A Refreshed and Independent Board

- 75% of directors are new since Oct. 2021
- 75% of directors are independent
- Downsized, reflecting size of the business
- Aggregate compensation declined in 2023

Board-Recommended Director Nominee

Returning Director IND Independent Director

GrafTech International

* Represents the average attendance in 2023 of our current directors for Board meetings and the committees on which they served.

18

The Board Urges Stockholders To Vote “FOR” the Highly Qualified and Experienced Board-Recommended Nominees of Mr. Taccone and Ms. Fine Debra Fine Chair and Founder, Fine Capital Partners Highlights: 30+ years of experience as an institutional investor Deep knowledge of capital markets Over two decades of successfully leading multiple investments in the steel industry Bio: Ms. Fine was elected to the Board in October 2021. Ms. Fine serves as Chair of Fine Capital Partners, a financial services firm she founded in 2004. She was the Chief Executive Officer of Fine Capital Partners from 2004 to January 2020. Fine Capital Partners manages assets principally for university endowments and foundations. Ms. Fine has over 30 years of investment experience as an equity analyst, portfolio manager, and chief investment officer, with specific domain knowledge of cyclical industries. As an entrepreneur, founder, and Chief Executive Officer of a financial services firm for the past 20 years she is familiar with securities regulation, business development, talent retention, business forecasting, financial oversight, strategic planning, and client management. Ms. Fine is National Association of Corporate Directors (NACD) certified. Ms. Fine has deep knowledge of capital markets and financial statement analysis. She also has expertise in evaluating strategic challenges, capital allocation alternatives, effective ways to generate long term value for shareholders and effective shareholder communications. She has decades of experience evaluating senior management teams and the efficacy of their strategic plans and a deep understanding of effective board governance. She is skilled at understanding the key drivers of profitability across various industries with particular domain expertise in all parts of the steel supply chain. Anthony R. Taccone Founding Partner and Co-Owner, First River LLC Highlights: 35+ years of experience in the global steel industry Experienced in helping companies develop and implement effective strategies Widely considered a steel industry subject matter expert Bio: Mr. Taccone was elected to the Board in April 2018. Mr. Taccone has over 35 years of experience consulting to companies in the global steel industry and companies with interests in the steel industry, including suppliers, customers and investors. Since March 1998, Mr. Taccone has served as a Founding Partner and co-owner of First River LLC, a boutique strategy consulting firm. While at First River, Mr. Taccone has worked with senior management teams, boards of directors, investors and government agencies on challenging and complex issues facing companies in the steel industry, including financial restructurings, capacity rationalizations, mergers and acquisitions, major capital investment decisions, raw material integration strategies, and investments in downstream businesses. Mr. Taccone is qualified to serve on the Board primarily as a result of his deep knowledge of the global steel industry, over 35 years of experience helping steel and related companies to develop and implement effective strategies to achieve profitable growth and significant experience working with senior management teams and boards of directors. 3

Mr. Undavia’s Filings Have Been Fraught with Baseless Assertions about the Board and Management Team Mr. Undavia’s Baseless Assertions Correcting the Record 4 p. 20-22 GrafTech is a company beset with high Board and CEO turnover and took too long to find a CEO; then made a questionable appointment Post Brookfield’s controlling interest, the Board is refreshed, with 75% of the current members added in the past 2.5 years Brookfield appointed CEO retired after 4 years of service and subsequent CEO resigned due to a family matter In response, the Board worked with a leading executive search firm to conduct the most recent global search and thoroughly evaluated and interviewed six external candidates in addition to Mr. Flanagan The Board’s primary focus was to ensure that the right candidate was selected, not to drive the process to the most expeditious end The Board determined that Mr. Flanagan, with his strong senior leadership and 13+ years of steel industry experience, was the right individual to lead GrafTech forward In contrast, Mr. Undavia failed to demonstrate the ability to properly source even a single credible recommendation despite his purported business successes, relationships and contacts

A Thorough and Thoughtful CEO Search Process Resulted in the Appointment of the Right Candidate To Lead GrafTech Forward The Board conducted a comprehensive search to identify GrafTech’s next CEO The Board’s primary focus was to ensure that the right candidate was selected, not to drive the process to the most expeditious end With this being a pivotal period in the Company’s history, critical thought was given to the most important leadership qualities needed to guide GrafTech forward to achieve long-term success The Nominating and Corporate Governance Committee of the Board, led by Ms. Fine, worked with a leading executive search firm to conduct a global search From an expansive list of candidates that were identified by the search firm, more than a dozen were formally screened In addition to Mr. Flanagan, six external candidates were advanced to in-depth evaluations and completed multiple interviews with multiple members of GrafTech’s Board Ultimately, the Board determined that Mr. Flanagan was the right choice to lead the organization forward In contrast, Mr. Undavia failed to demonstrate the ability to properly source even a single credible recommendation despite his purported business successes, relationships and contacts With regards to the CEO search Mr. Undavia purported to have a “number of candidates,” but was either unable or unwilling to provide any specifics, while continuing to insist on his Board candidacy 4

Appointed Timothy Flanagan as GrafTech’s Chief Executive Officer and President Timothy K. Flanagan Chief Executive Officer and President Highlights: Strong senior leadership 13+ years of steel industry experience Significant experience in dealing with deeply cyclical industries March 26, 2024: “The Board is pleased to announce Tim’s appointment as Chief Executive Officer and President,” said Henry R. Keizer, Chair of the Board of GrafTech. “After completing a comprehensive search, conducted with the assistance of a leading executive search firm, that considered both internal and external candidates, the Board is confident that Tim is the right person to lead GrafTech forward to capitalize on the Company’s competitive advantages and deliver long-term growth. Since joining the Company, Tim has demonstrated strong leadership, helping to guide GrafTech throughout this pivotal period in the Company’s history. In addition, Tim’s extensive steel industry experience, reflecting his numerous leadership positions at Cleveland-Cliffs for more than a decade, will serve the Company, its stockholders, its customers and its other stakeholders well as GrafTech moves ahead.” Bio: Mr. Flanagan was elected to the Board in March 2024 when he was appointed as GrafTech’s Chief Executive Officer and President. Prior to that, Mr. Flanagan served as GrafTech’s interim Chief Executive Officer and President from November 2023 to March 2024. He joined the Company in November 2021, upon being appointed GrafTech’s Chief Financial Officer, Vice President Finance and Treasurer. Mr. Flanagan previously served as Executive Vice President, Chief Financial Officer of Cleveland-Cliffs Inc., a flat-rolled steel producer and supplier of iron ore pellets, from January 2017 to February 2019. Prior to being promoted to Executive Vice President, Chief Financial Officer of Cleveland-Cliffs, he held a variety of financial leadership roles at Cleveland-Cliffs since joining in 2008. More recently, he served as Chief Financial Officer of Benesch, Friedlander, Coplan & Aronoff, LLP, an AmLaw 200 law firm, from June 2019 to November 2021. Mr. Flanagan is qualified to serve on the Board primarily as a result of his insights from his experience as GrafTech’s current Chief Executive Officer and President and his ability to provide guidance, operational knowledge, and management perspective to the Board. 4

Mr. Undavia’s Filings Have Been Fraught with Baseless Assertions about the Board and Management Team Mr. Undavia’s Baseless Assertions Correcting the Record 5 p. 23-24 The Board and management have implemented a deliberate campaign to restore customer relationships and reinforce the importance of the partnership we have with valued customers Year-to-date, our executive management team, including our CEO, has conducted meetings with customers representing >75% of our electrode sales volume in the Americas We are also enhancing our customer value proposition to further differentiate GrafTech from our competitors Conversely, Mr. Undavia has offered no credible commercial strategy suggestions GrafTech has not developed a strategy to repair customer relationships

We Are Confident in Our Ability To Meet the Needs of Our Existing and Prospective Customers, Now and in the Future Investing in Customer Engagement Deliberate campaign to reinforce the importance of the partnership we have with valued customers Investing significant time meeting with current and potential customers Year-to-date, over a dozen meetings representing >75% of our electrode sales volume in the Americas Enhancing our Customer Value Proposition to Further Differentiate GrafTech from Competitors Introducing new product offerings, such as adding 800-millimeter super-sized electrodes to our portfolio Expanding the breadth of our ArchiTech® Furnace Productivity System Building upon our best-in-class customer technical service Broadening our range of contract terms that can be tailored to meet the needs of our customers “We like management taking prudent steps to reduce costs within its control and to navigate market/competitive challenges… It’s also encouraging to see the company reengaged with NA customers having already locked in >50% of shipments for the year following recent short-term contract negotiations.” ~ JP Morgan, 2/14/2024 5

Mr. Undavia’s Filings Have Been Fraught with Baseless Assertions about the Board and Management Team Mr. Undavia’s Baseless Assertions Correcting the Record 6 p. 25-26 GrafTech mismanaged environmental risk related to its Monterrey facility The Board and management team’s immediate response resulted in production resuming at the Monterrey facility within 60 days following the temporary suspension that occurred in September 2022 Engaged with stakeholders to address restart conditions Effectively implemented a pin supply risk mitigation strategy Obtained new operating license

Took Swift Actions To Mitigate Risks Related To Monterrey, Mexico Facility Key Facts Temporary suspension occurred in late 2022 No emission violations were alleged by the relevant authorities Has not resulted in any material capital outlays Board/Management Response Immediate response resulted in the resumption of production within 60 days Engaged with stakeholders to address restart conditions Effectively implemented a pin supply risk mitigation strategy Current Status Obtained new operating license Significantly advanced stakeholder relationships with the state Expanded community engagement efforts 6

Mr. Undavia’s Filings Have Been Fraught with Baseless Assertions about the Board and Management Team Mr. Undavia’s Baseless Assertions Correcting the Record 7 p. 27-28 Mr. Undavia’s skillsets would be additive to GrafTech’s Board, yet GrafTech was dismissive of his candidacy Due to Mr. Undavia’s lack of honesty and attention to detail during the nomination process, the Board concluded Mr. Undavia does not possess the qualities necessary to be a trusted fiduciary of a public company Mr. Undavia has limited direct sector experience, no executive level management experience, no public board experience and no corporate governance experience Among other considerations, Mr. Undavia was not forthright in his dealings with the Board, which raised concerns about his credibility and trustworthiness

In Comparison To Board-Recommended Nominees, Mr. Undavia’s Skills and Experience Are Deficient in Key Areas Knowledge, Skills and Experience Taccone Fine Undavia Public Company / Corporate Governance ✔ ✔ ✖ Senior Management ✔ ✔ ✖ Strategy ✔ ✔ ✖ Industry Experience ✔ ✔ ✔* Commercial, Marketing and Sales ✔ ✖ ✖ International ✔ ✔ ✖ Cybersecurity ✖ ✔ ✖ Environmental, Social and Governance ✔ ✔ ✖ Capital Markets and M&A ✔ ✔ ✔ Mr. Undavia has limited direct sector experience, no executive level management experience, no public board experience and no corporate governance experience. 7 * Purports to have deep experience in the global steel industry, however spent the majority of his career managing investments in the oil and gas sector.

The Board urges stockholders to vote “FOR” the highly qualified and experienced Board-recommended nominees of Mr. Taccone and Ms. Fine, using the WHITE proxy card

The Board Has Determined Not To Endorse Mr. Undavia for Election as a Director of GrafTech Mr. Undavia has no prior experience on a public company board Mr. Undavia has limited direct sector experience Mr. Undavia did not provide any new or differentiated views with respect to GrafTech’s strategy Mr. Undavia’s claim that he would be helpful in identifying CEO candidates was undermined by his abject failure to perform basic due diligence on his proposed co-nominee Mr. Undavia has shown poor attention to detail and lack of thoroughness and sound judgment Mr. Undavia was not forthright in his dealings with the Board Mr. Undavia’s skills are significantly lacking relative to the Board-recommended candidates

The Board Urges Stockholders To Vote “FOR” the Board-Recommended Nominees of Mr. Taccone and Ms. Fine The Board is highly experienced and qualified The Board has a diversity of complementary skills and opinions The Board is highly engaged and is working closely with the management team to take decisive actions in response to the cyclical downturn The Board’s culture is one that is eager and open to hearing stockholder views The Board holds integrity, ethics and the execution of fiduciary duties as non-negotiable tenets Mr. Taccone has 35+ years of experience in the global steel industry, helping companies develop and implement effective strategies, and is widely considered a steel industry subject matter expert Ms. Fine has 30+ years of experience as an institutional investor, a deep knowledge of capital markets, including over two decades of successfully leading multiple investments in the steel industry, and 20+ years of executive leadership experience as a CEO

Appendix Additional Information and Where to Find It The Company has filed with the SEC a definitive proxy statement on Schedule 14A (the “Proxy Statement”), containing a form of WHITE proxy card, with respect to its solicitation of proxies for the Annual Meeting. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company’s website at http://ir.graftech.com. Participants GrafTech, its directors, including its director nominees, and certain of its executive officers and employees are participants in the solicitation of proxies with respect to the solicitation by the Company in connection with the Annual Meeting. The identity, their direct or indirect interests (by security holdings or otherwise), and other information relating to the participants is available in the Proxy Statement filed with the SEC on April 2, 2024, in the section entitled “Security Ownership of Certain Beneficial Owners and Management” (on page 28 and available here) and Appendix B (on page B-1 and available here). These documents are or will be available free of charge at the SEC’s website at www.sec.gov.

Contacts Stockholders and Media MacKenzie Partners, Inc. 800-322-2885 (toll-free from the U.S. or Canada) +1-212-929-5500 (from other countries) proxy@mackenziepartners.com Investor Relations Michael Dillon GrafTech International 216-676-2000 investor.relations@graftech.com

About GrafTech

Business Overview

Why GrafTech?

An Industry Leader in the Production of High-Quality Graphite Electrodes

- Graphite electrodes are essential to the operation of an electric arc furnace ("EAF")
- Reflecting environmental benefits, growth in EAF steelmaking expected to continue outpacing integrated steelmaking

Sustainable Competitive Advantages

- Operate some of the highest capacity graphite electrode manufacturing facilities in the world
- Substantial vertical integration into petroleum needle coke, our key raw material
- Needle coke demand expected to accelerate driven by use in the growing electric vehicle ("EV") market

Focus on Providing Value-Added Services and Solutions for Customers

- Extensive intellectual property portfolio and experience in research and development
- ArchiTech® Furnace Productivity System provides enhanced customer value

Prudent and Disciplined Long-Term Capital Allocation Strategy

- Debt reduction to strengthen our balance sheet and provide strategic flexibility
- Investing in our operations
- Returning capital to our stockholders



2023 Net Sales by Region[1]


APAC
11%
EMEA
40%
Americas
49%

GRAFTech International

(1) "EMEA" refers to Europe, the Middle East and Africa; "APAC" refers to Asia-Pacific.

36

Graphite Electrodes – Mission Critical Consumable for EAF Steel Production Electric Arc Furnace Industrial consumable product used primarily in EAF steel production No substitute for EAF steelmaking: Essential to the function of an EAF steel mill Able to sustain high levels of heat generated in EAF steel production No known alternative for commercial use Mission critical consumable: Average of 6 months to produce, except for special requests 8-10 hours to consume Electrode consumption rate is approximately 1.7 kg per metric ton (“MT”) of steel produced Less than 5% of the production cost of EAF steel Highly engineered: Requires extensive product/process knowledge Arc Zone Graphite Electrodes Molten Steel Electrode Clamp/ Power Supply Water Cooled Roof Key Graphite Electrode Attributes Valuable environmental and decarbonization potential: EAF steelmaking produces 75%(1) fewer CO2 emissions compared to traditional steelmaking The EAF process is a sustainable model for recycling scrap-based raw materials into new steel – which is infinitely recyclable(1) Source: Steel Manufacturers Association.

Global Network of Production, Sales & Service



Brooklyn Heights
OHIO
St. Marys
PENNSYLVANIA(1)
Port Lavaca
(Seadrift Coke)
TEXAS
Monterrey
MEXICO
Salvador
BRAZIL
Sheffield
UNITED KINGDOM
Calais
FRANCE
Ratingen
GERMANY
Bussigny
SWITZERLAND
Pamplona
SPAIN
Milano
ITALY
Alberton
SOUTH AFRICA
Dubai
UNITED ARAB EMIRATES
Hong Kong
CHINA
Chiba-shi
JAPAN
Corporate Headquarters
Graphite Electrode Manufacturing Facility, Sales & Service Subsidiary
Machine Shop, Sales & Service Subsidiary
Petroleum Needle Coke Manufacturing Facility
Global Sales and Production Planning Office
Sales & Service Subsidiary
Service Subsidiary

GRAFTech International

(1) While maintaining the capability to produce graphite electrodes and pins, production activities at St. Marys were indefinitely suspended in 2024, with the exception of graphite electrode and pin machining.

38

Supply Chain Summary



GrafTech Capability:
Petroleum Needle Coke Production
Oil
Petroleum Needle Coke
Coal Tar Pitch
Pitch Needle Coke
GrafTech Capability:
Graphitization and Electrode Manufacturing
Synthetic Graphite
Graphite Electrodes
Anode Material
EAF Steel
Lithium-Ion Batteries
Raw Materials
Needle Coke
Synthetic Graphite
End Markets

GRAFTech International

39

Graphite Electrodes – Manufacturing Process

Business Highlights

Prudent and Disciplined Capital Allocation Strategy 2 An Industry Leading Producer of Mission Critical Consumable with No Substitute 1 5 4 3 Leveraging Competitive Advantages To Capitalize on Industry Tailwinds EV Market is Accelerating Demand for Needle Coke and Graphitization Capabilities Benefiting from ESG Tailwinds Driving Long-Term EAF Growth Business Highlights

① An Industry Leading Producer of Mission Critical Consumable with No Substitute

Share of Graphite Electrode Capacity
(Excluding supply from China)


GRAFTech International
178 Thousand MT(1)
~23%
Remaining Producers
~18%
786
Thousand
MT Nameplate
Capacity(1)
(Estimated)
Four Largest Global
Competitors(2)
~59%

Top 5 Producers Account for
~82% of Graphite Electrode Capacity



GrafTech Maintains a Leadership Position in an Attractive Industry

- **GrafTech believes it has one of the most competitive portfolios of low-cost, ultra-high power graphite electrode facilities in the industry**
  - Portfolio includes some of the highest capacity facilities in the world
- **GrafTech is the only large-scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke**
- **GrafTech offers its customers access to ArchiTech, an advanced support and technical service platform in the graphite electrode industry**
  - Enables GrafTech engineers to work with customers to maximize the performance of their furnaces and provide real-time diagnostics and troubleshooting
- **GrafTech's strategically positioned global footprint provides a competitive advantage given its proximity to large EAF steelmaking regions**
  - GrafTech's experience producing graphite electrodes for a diversified global customer base positions the Company to meet customer requirements across a wide range of product types

GRAFTech International

(1) The amounts shown for GrafTech capacity and global (excluding China) capacity reflect the impact of GrafTech's announcement on February 14, 2024 that its stated production capacity was reduced by 24 thousand MT as a result of indefinitely idling certain assets within its graphite electrode manufacturing footprint.
(2) Represents combined capacity for four largest non-Chinese competitors, which are Resonac Holdings Corporation, HEG Limited, Tokai Carbon Co., Ltd. and Graphite India Limited.

43

Benefiting from ESG Tailwinds Driving Long-Term EAF Growth 2 Source: J.P. Morgan Analyst Report on Steel: Structurally Improved Sector, But Cyclical Headwinds Lie Ahead from May 23, 2023. Source: Steel Manufacturers Association. Contributing to a Circular Economy “The EAF process is a sustainable model for recycling scrap-based raw materials into new steel – which is 100% (and infinitely) recyclable at the end of its useful life.”(2) Contributing to the Decarbonization of Steel “EAF steelmaking is more energy efficient than traditional steelmaking – with 75% fewer CO2 emissions and less environmental impact.”(2) Global Focus on Low-Carbon Intensity & Green Steelmaking Capabilities “Steel accounts for 7-11% of total global greenhouse gas emissions, the industry is focused on greening the value chain to meet increasingly stringent climate goals.”(1) Flexible Alternative for Steelmaking “Given the ability to utilize scrap feedstock and renewable power, EAF production is widely considered to be the cleaner path forward, though an estimated doubling of the scrap supply would be needed to meet 2050 demand.”(1)

97 (ex-China & India) 88 EAF steelmaking has historically taken market share due primarily to its competitive advantages; ~49% outside of China in 2022, up from ~44% in 2015(1) Environmental regulation is a tailwind, EAF steelmaking produces approximately 75%(2) fewer CO2 emissions compared to traditional steelmaking Source: World Steel Association. Source: Steel Manufacturers Association. Crude Steel Production by EAF (in millions of MT) 2015 2022 63% 69% 44% 48% 25% 33% 6% 9% 31% 34% 84% 92% 57% 54% 33% 34% South America Europe CIS China Asia-Pacific India Middle East & Africa EAF share of total steelmaking North America 2 Benefiting from ESG Tailwinds Driving Long-Term EAF Growth (cont.) EAF Steelmaking – Environmentally Friendly Alternative to Integrated Steelmaking Growth of EAF Steel Production, 2015 to 2022(1)

③ Leveraging Competitive Advantages To Capitalize on Industry Tailwinds

Estimated EAF Capacity Additions and Incremental Electrode Demand
(2023 to 2030; in key regions only)

	Estimated EAF Capacity Additions(1) (in millions of MT)	**Estimated Incremental Electrode Demand**(2) (in thousands of MT)
North America	~21	~25
Europe	~55	~65
Middle East / Africa	~48	~55

170+ million MT / year
of Cumulative Global EAF Capacity Projected to Come Online by 2030 (excl. China)(1)

Would result in

~200 thousand MT / year
of Estimated Incremental Graphite Electrode Demand (excl. China)(2)



Competitive Advantages To Capitalize on Electrode Demand

- **GrafTech's global footprint enables flexibility to target regions where demand is strongest**
- **Ability to produce connecting pins at two different locations on two different continents**
- **Expanded global commercial and technical service footprint in key geographies**
- **Poised to benefit from EAF growth and capture corresponding demand for graphite electrodes**

GRAFTech International

(1) Source: Public announcements made by steel manufacturers and GrafTech analysis.
(2) Source: GrafTech analysis based on estimated demand for ultra-high power graphite electrodes for new EAFs after full ramp-up (actual ramp-up and delays are not considered).

46

③ Leveraging Competitive Advantages To Capitalize on Industry Tailwinds (cont.)

Substantially Vertically Integrated Into Petroleum Needle Coke

- Only large-scale graphite electrode producer substantially vertically integrated into petroleum needle coke
- Secure, high-quality supply of our key raw material
- Internal needle coke production is cost advantaged relative to third-party needle coke

~140 Thousand MT

nameplate capacity for annual needle coke production via GrafTech's Seadrift facility







GrafTech's Key Raw Material for Producing Graphite Electrodes

Petroleum Needle Coke


Seadrift Coke L.P.

Key Raw Material →

Ultra-High Power Electrodes



Growing Global Needle Coke Market Accelerated by EV Demand
(Market Size Estimates, in millions of MT)(1)


3.0
1.6
CAGR
11%
2021
2027E

(1) Source: GrafTech Analysis.

GrafTech International
47

Source: For 2022, Rho Motion as of Q4 2022; for 2025 and 2030 projections, Rho Motion as of Q1 2023. Source: GrafTech analysis. Assumes 1.2kg of anode material per kWh of battery pack capacity. Also assumes anode material is approximately 63% synthetic graphite in 2022, 53% in 2025 and 50% in 2030, with a yield of 67%. Increasing EV sales(1) … … and, therefore, incremental demand for needle coke(2) … and increasing EV battery pack size(1) … Expected Battery Pack Capacity for Battery and Plug-in Hybrid EV (kWh) Implied Needle Coke Demand for EV Market (thousands of MT) 2022 E 2030E Projected EV Sales (millions of vehicles) 2022 E 2030E CAGR 23% 2022 2030E CAGR 5% 4 EV Market is Accelerating Demand for Needle Coke and Graphitization Capabilities … are driving incremental demand for synthetic graphite(2) … Implied Synthetic Graphite Demand for EV Market (thousands of MT) 2022 E 2030E CAGR 23% 1 2 4 3

4 EV Market is Accelerating Demand for Needle Coke and Graphitization Capabilities (cont.)

Key Observations

- Graphite is the key material in anodes for lithium-ion batteries used in EVs
- Two types of graphite are used in anodes:
  - Synthetic graphite (produced from petroleum or pitch needle coke)
  - Natural graphite (mined)
- Synthetic graphite is advantaged in terms of charging rate and capacity, providing batteries with longer driving ranges
- Graphitization capacity and know how is required to convert needle coke to synthetic graphite

GrafTech Capabilities

- One of only two Western manufacturers of petroleum needle coke via Seadrift facility in Texas
- One of the largest Western operators of graphitization capacity with capability of producing:
  - Graphite electrodes for EAF market and
  - Synthetic graphite for battery anode market
  - With product mix depending upon market factors and considering return on assets

Supply-Demand Considerations

- Western automotive OEMs looking to diversify battery supply chains from China, given Inflation Reduction Act incentives, among other drivers
- Capacity additions for both needle coke production and for graphitization capabilities have been limited, outside of China
- Western demand for synthetic graphite expected to far exceed announced capacity in coming years
- Petroleum needle coke expected to be the key precursor material for synthetic graphite used in EVs due to superior characteristics for EV battery applications and limited availability of coal tar pitch[(1)]

GrafTech Actions

- Studying ways to leverage our assets and expertise to participate in demand growth for battery materials for the EV market
  - Petroleum needle coke production
  - Graphitization to convert needle coke to synthetic graphite
- Filed a permit application to significantly expand production capacity at Seadrift
- Holding dialogue with leading participants in the space
- Testing needle coke with battery anode material producers
- Conducting pilot tests on graphitization capabilities in multiple locations

GRAFTech International

(1) Coal tar pitch (used to make pitch needle coke) is a byproduct of coking metallurgical coal used in basic oxygen furnace ("BOF") steelmaking. Expectation of limited availability for pitch needle coke production reflects limited growth of BOF steel production and competing demand from aluminum manufacturing industry, where coal tar pitch is a key raw material.

49

Debt Maturity Profile (in millions)(2) No debt maturities until 2028 Cash and Cash Equivalents (in millions)(1) Adequate liquidity from $177 million of cash and $112 million revolver availability(2) 5 Represents end-of-period figures. As of December 31, 2023. Prudent and Disciplined Capital Allocation Strategy Long-Term Capital Allocation Strategy: Reduce debt to strengthen our balance sheet and provide strategic flexibility Invest in our operations Return capital to our stockholders Since End of 2018(2): Repaid over $1.2 billion of long-term debt Extended remaining debt maturities to December 2028 Invested $285 million in capital assets Returned $557 million to stockholders through stock repurchases and dividends

GrafTech International Ltd. 982 Keynote Circle Brooklyn Heights, Ohio 44131